EXHIBIT 10.2
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of July 1, 2024 (the “Effective Date”), is by and between Castellum, Inc. (the “Company”), and Jay O. Wright (“Employee”).
RECITALS
A.    The Company and Employee desire to enter into this Agreement relating to Employee’s employment by the Company.
B.    In addition to the capitalized terms defined elsewhere in this Agreement, capitalized terms used herein shall have the definitions ascribed thereto in Section 14.
AGREEMENTS
    In consideration of the mutual covenants of the parties hereto as hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto hereby agree as follows:
1.Employment. The Company shall employ Employee, and Employee hereby agrees to be employed by the Company, upon the terms and conditions set forth in this Agreement, for the period beginning on July 1, 2024 and ending on March 31, 2025 (the “Initial Employment Period”), subject to earlier termination as provided herein. As used herein, the “Employment Period” means the Initial Employment Period and all Renewal Periods (if any), as hereinafter defined. This Agreement may be renewed for successive nine-month periods (each a “Renewal Period”) by mutual agreement of the parties. This Agreement replaces and supersedes any and all prior consulting and/or employment agreements between Employee and the Company.
2.Position and Duties.
(a)Position. Employee shall serve as General Counsel and Executive Vice-President Strategy of the Company, reporting to the Chief Executive Officer of the Company. Upon termination of employment hereunder for any or no reason, Employee will resign from each such position or office and will sign such documentation as reasonably necessary to effectuate such resignation.
(b)Duties. During the Employment Period, Employee shall devote Employee’s good faith efforts to the business and affairs of the Company. During the Employment Period, Employee will (i) perform Employee’s duties faithfully and to the best of Employee’s abilities and (ii) comply with all of the policies of the Company, including, without limitation, such policies with respect to legal compliance, conflicts of interest, confidentiality, code of conduct and business ethics as are from time to time in effect (as the same may be amended or modified from time to time by the Board in its discretion).
3.Termination. The Employment Period (a) shall automatically terminate upon (i) Employee’s death or (ii) the Board’s reasonable determination of Employee’s Disability, (b) may be terminated by the Company at any time for any reason or no reason (whether for Cause or without Cause) by giving Employee written notice of such termination, and (c) may be terminated by Employee at any time by giving the Company written notice of such termination at least twenty-one (21) days in advance of the Termination Date, unless such notice is waived in writing by the Company (in which case such termination shall be effective as of the date set forth in such waiver or such other date designated by the Company). The date that the Employment Period expires or is terminated for any reason (including by virtue of delivery of a notice not to renew) is referred to herein as the “Termination Date”.
4.Base Salary, Equity Compensation, Bonus, Expenses, and Benefits.

(a)Base Salary. During the Employment Period, Employee’s initial base salary shall be $270,000 per year (the “Base Salary”).
(b)Bonus. Employee shall be eligible for an annual discretionary bonus (“Discretionary Bonus”). The award of the Discretionary Bonus shall be at the sole discretion of the Company’s Compensation Committee.
(c)Company acknowledges that it currently owes Employee as of June 30, 2024, the sum of $37,092 for prior accrued but unpaid bonuses (“Unpaid Bonus”). The Unpaid Bonus amount shall be paid upon the mutual agreement of the parties; provided, however, the Unpaid Bonus shall be paid on or before March 31, 2025.
(d)Payment of the Discretionary Bonus, if any, shall be made at the end of the first calendar quarter of 2025. Payment of any bonus shall be conditioned on the Board determining that there are suitable funds on hand to not risk the financial condition of the Company. Any bonus not paid immediately shall be accrued and paid when able by the Company in the reasonable judgment of the Board.
(e)Expenses. During the Employment Period, the Company will reimburse Employee for all reasonable travel and other expenses incurred by Employee in connection with the performance of Employee’s duties and obligations under this Agreement. Employee shall comply with such limitations and reporting requirements with respect to expenses as may be established by the Company from time to time for its senior executives generally. With respect to any such reimbursements, such reimbursements shall (i) be paid in accordance with the Company’s normal reimbursement procedures as in effect from time to time, but in no event later than the last day of the taxable year following the taxable year in which the expense giving rise to such reimbursement was incurred, (ii) for any taxable year, not affect the expenses eligible for reimbursement in a different taxable year, and (iii) not be subject to liquidation or exchange for other benefits.
(f)Other Benefits. During the Employment Period, Employee will be entitled to participate in all employee benefit plans or programs and receive all benefits and perquisites for which salaried employees of the Company generally are eligible under any plan or program now existing or later established by the Company on a substantially similar basis as other senior executives of the Company and subject to the terms and conditions set forth in such plans and programs as in effect from time to time including but not limited to the 401(k) plan with matching, healthcare, and other benefits. Nothing in this Agreement will preclude the Company from amending or terminating any of the plans or programs applicable to salaried employees or senior executives as long as such amendment or termination is applicable to all salaried employees or all senior executives, as the case may be. With respect to healthcare, the Company shall either provide for healthcare coverage for the Employee and Employee’s family (spouse and eligible children age 26 and younger) or provide a stipend of $4,000 per month at the Employee’s option.
(g)Taxes. All compensation payable to Employee hereunder shall be subject to all applicable withholding taxes, normal payroll withholding and any other amounts, if required by law to be withheld.
5.Severance.
(a)Termination without Cause or for Good Reason. Subject to the terms and conditions of this Section 5, if the Employment Period is terminated by the Company without Cause or by Employee for Good Reason at any time, Employee shall be entitled to receive, during the Severance Period, Employee’s Base Salary payable in the same manner and in the same installments as previously paid (the “Severance Payments”), and, except as set forth in this Section 5(a) or in Section 5(c), the Company’s obligation to make any other payments or provide any other benefits under this Agreement shall cease as of the Termination Date. When used herein, the “Severance Period” means the earlier of (x) the period ending on the twelve (12)-month anniversary of the Termination Date and (y) the date on which the Employment Period would have expired had the Employment Period not been terminated earlier by the Company without Cause. Employee shall forfeit the compensation and other benefits otherwise payable to Employee pursuant to this Section 5(a) unless, prior to the date on which the first payment would otherwise be payable pursuant to this Section 5(a) (and in any event within sixty (60) days after receipt of such Separation Document (as hereinafter defined)), Employee executes and delivers to the Company (and does not revoke or breach), a complete mutual release in favor of each member of the Company Group and their affiliates, and their respective equity holders, officers, managers, directors, employees, lenders, principals and attorneys, in a form reasonably acceptable to the Company (the “Separation Document”); provided, however, that if the sixty (60)-day period (together with any applicable consideration and revocation periods) begins in one (1) calendar year and ends in a second calendar year, then regardless of the date on which the Separation Document is actually executed, the Severance Payments (if owed) will be paid in such second calendar year no later than ten (10) days after the last day of such sixty (60)-day period (or, if later, upon the expiration of the applicable consideration and revocation periods), subject to the Company’s ability to accelerate such payments to the extent it would not result in a violation of Code Section 409A. If Employee breaches or revokes the Separation Document provided pursuant to the previous sentence, then Employee shall promptly repay to the Company all amounts paid to Employee pursuant to this Section 5(a) prior to such revocation.
(b)Other Termination. If the Employment Period is terminated (i) as a result of the death of Employee pursuant to Section 3(a)(i), (ii) by the Company after a determination of a Disability pursuant to Section 3(a)(ii), or (iii) by the Company for Cause or by Employee (other than for Good Reason), except as set forth in Section 5(c), the Company’s obligation to make any other payments or provide any other benefits to Employee under this Agreement shall cease as of the Termination Date.
(c)Other Benefits. Except (i) as required by law, (ii) as specifically provided in this Section 5, (iii) for the payment of earned but unpaid Base Salary, (iv) for the reimbursement of unreimbursed business expenses pursuant to Section 4(c), and (v) for the payment of earned but unpaid bonus or base salary for any period prior to the Termination Date, the Company’s obligation to make any payments or provide any other benefits hereunder shall terminate automatically as of the Termination Date. All of Employee’s rights to fringe benefits which would accrue or become payable after the termination of the Employment Period shall cease upon such termination.
(d)Termination of Severance. Without limiting the foregoing remedies, if Employee commits a breach of any of the provisions of Sections 6 through 10, the Company shall no longer be obligated to make any payments pursuant to this Section 5, and Employee shall promptly repay any of such payments made pursuant to this Section 5.
(e)Mitigation. The Company shall have the right to mitigate and set off against the Severance Payments all amounts Employee earns or receives as a result of any services Employee renders (in any capacity) for any Person (including self-employment but not including any earnings from investments of Employee) at any time during the Severance Period. Any such amounts earned or received by Employee therefrom shall be fairly apportioned over all of the periods during which Employee is performing such services. Employee promptly shall furnish the Company with verification from the person or entity for which Employee is performing services or granting rights of the amounts to be earned by or paid to Employee therefor. Employee covenants and agrees that amounts Employee earns during the Severance Period (i) shall be reached as a result of arm’s length negotiations between such person or entity and Employee, as applicable, and (ii) shall not be intentionally paid or provided to Employee in intervals that would penalize or prejudice the Company hereunder.
(f)Offset. At the time any amount would otherwise become due to Employee pursuant to this Section 5, the Company may, to the extent permitted by applicable law, offset any amounts Employee owes to any member of the Company Group pursuant to any written agreement, note or other instrument relating to indebtedness for borrowed money to which Employee is a party or pursuant to any other liability or obligation by which Employee is bound against any amounts the Company owes Employee hereunder. Any amounts owed to Employee hereunder that constitute “non-qualified deferred compensation” (within the meaning of Code Section 409A(d)(1)) shall, to the extent permitted by applicable law, be subject to the offset in this Section 5(f) only if such offset is not taken until the payment from which such offset is to be taken would otherwise be due to Employee pursuant to this Agreement.

(g)Reversal of Determination. If matters constituting Cause become known to the Company within fifty (50) days after the Termination Date, then the Company may, by delivery of written notice to Employee, treat such termination as being with Cause, and Employee shall promptly, but in any event within five (5) business days following delivery of such notice, return all amounts received by Employee pursuant to this Agreement that Employee would not have been entitled to receive had the Employment Period been terminated by the Company for Cause as of the Termination Date.
6.Confidential Information. Employee acknowledges that the information, observations and data obtained by Employee while associated with any member of the Company Group (including, without limitation, trade secrets, know-how, research plans, business, accounting, distribution and sales methods and systems, sales and profit figures and margins and other technical or business information, business, marketing and sales plans and strategies, cost and pricing structures, and information concerning acquisition opportunities and targets in or reasonably related to any member of the Company Group’s business or industry) including, in each case, such information, observations and data obtained prior to the date of this Agreement concerning the business or affairs of any member of the Company Group and its affiliates (collectively, “Confidential Information”) are the property of such entity and agrees that such entity has a protectable interest in such Confidential Information. Therefore, Employee agrees that Employee shall not (during the Employment Period or at any time thereafter) disclose to any unauthorized person or use any such Confidential Information without the prior written consent of the Board unless and to the extent that the aforementioned matters: (a) become or are generally known to and available for use by the industry other than as a result of Employee’s acts or omissions in breach of this Agreement, (b) are required to be disclosed by judicial process or law (provided that Employee shall give prompt advance written notice of such requirement to the Company to enable the Company to seek an appropriate protective order or confidential treatment), or (c) are in furtherance of Employee’s duties under Section 2(b). Employee shall deliver to the Company at the termination of the Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) which constitute Confidential Information or Work Product which Employee may then possess or have under Employee’s control. Employee understands and acknowledges that nothing in this Agreement prohibits or limits Employee or Employee’s counsel from initiating communications directly with, responding to any inquiry from, volunteering information to, or providing testimony before, the Securities and Exchange Commission, the Department of Justice, the Financial Industry Regulatory Authority, any other self-regulatory organization or any other governmental, law enforcement, or regulatory authority, regarding this Agreement and its underlying facts and circumstances, or any reporting of, investigation into, or proceeding regarding suspected violations of law, and that Employee is not required to advise or seek permission from the Company before engaging in any such activity. Employee recognizes that, in connection with any such activity, Employee must inform such authority that the information Employee is providing is confidential. The Company does not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information.
7.Inventions and Patents. Employee hereby assigns to the Company all right, title and interest to all patents and patent applications, all inventions, innovations, improvements, developments, methods, designs, recipes, formulas, analyses, drawings, reports and all similar or related information (in each case whether or not patentable), all copyrights and copyrightable works, all trade secrets, confidential information and know-how, and all other intellectual property rights that both (a) are or were conceived, reduced to practice, developed or made by Employee while engaged by, employed by, or associated with, any member of the Company Group and (b) either that (i) relate to the actual or anticipated business, research and development or existing or future products or services of any member of the Company Group, or (ii) are or were conceived, reduced to practice, developed or made using any of the equipment, supplies, facilities, assets or resources of any member of the Company Group (including, without limitation, any intellectual property rights) (“Work Product”), to the extent allowable under applicable law. Employee shall promptly disclose such Work Product to the Board and perform, at the Company’s expense, all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm the Company’s ownership thereof (including, without limitation, assignments, consents, powers of attorney, applications and other instruments).

8.Non-Interference. Employee agrees that, during the Restricted Period and for one (1)-year thereafter, Employee will not, directly or indirectly:
(a)solicit (or participate as an employee, agent, consultant, owner, lender, security holder, director, manager, partner, member or in any other individual or representative capacity in any business which solicits) business from any Person that is or was a customer, client, distributor, supplier or vendor of any member of the Company Group during the two (2)-year period preceding the date of such solicitation, or from any successor in interest to any such Person, in each case, for the purpose of securing business or contracts related to the Business or any portion thereof; or
(b)employ, engage or recruit, solicit, contact, or approach for employment or engagement (or participate as an employee, agent, consultant, owner, lender, security holder, director, manager, partner, member, or in any other individual or representative capacity in any business that employs, engages or recruits, solicits, contacts, or approaches for employment or engagement) any Person that served as an employee, independent contractor, or consultant of any member of the Company Group within the two (2) years immediately preceding such action, or otherwise seek or attempt to influence or alter any such Person’s relationship with any member of the Company Group.
9.Non-disparagement. During the Employment Period or at any time thereafter except as required by law or judicial process, Employee shall not, directly or indirectly: (i) make any oral or written statement (including via the internet or social media) that disparages or places any member of the Company Group (including any of its past or present officers, employees, products or services) in a false or negative light or otherwise induce or attempt to induce any Person to cease doing business with any member of the Company Group, reduce its business or not increase its business with any member of the Company Group, not grant new business to any member of the Company Group, or in any way interfere with the relationship between such Person and any member of the Company Group, or (ii) encourage or assist any Person who may or who has filed a lawsuit, charge, claim, or complaint against any member of the Company Group; provided, however, that nothing herein shall prevent Employee from responding to a lawful subpoena or complying with any other legal obligation, in each case, to the extent required by law. If Employee receives any subpoena or becomes subject to any legal obligation that implicates this Section 10, Employee will provide prompt written notice of that fact to the relevant members of the Company Group (as set forth in Section 15) and enclose a copy of the subpoena and any other documents describing the legal obligation. Section 10(i) shall not apply to communications between Employee and his immediate family so long as Employee’s immediate family keeps such communications strictly confidential.
10.Enforcement. If, at the time of enforcement of any of Sections 6 through 10, a court or an arbitrator holds that the duration, scope or area restrictions stated therein are unreasonable under the circumstances then-existing, the parties hereto agree that the maximum duration, scope, or area reasonable under such circumstances shall be substituted for the stated duration, scope, or area and that the court or arbitrator shall be allowed to revise the restrictions contained herein to cover the maximum period, scope, and area permitted by law. Because Employee’s services are unique and because Employee has access to Confidential Information and Work Product, the parties hereto agree that money damages would not be an adequate remedy for any breach of this Agreement. Therefore, in the event of a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for and obtain specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without (i) the posting of any bond or other security, (ii) the necessity of showing actual damages, and (iii) the necessity of showing that monetary damages are an inadequate remedy). Employee agrees that the restrictions contained in Sections 6 through 10 are reasonable.
11.Employee’s Representations. Employee hereby represents and warrants to the Company that (i) the execution, delivery, and performance of this Agreement by Employee and the execution of the Company’s business plan by Employee do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Employee is a party or by which Employee is bound, (ii) Employee is not a party to or bound by any employment agreement, noncompete agreement, non-

solicitation agreement, or confidentiality agreement with any other person or entity, (iii) Employee shall not use any confidential information or trade secrets of any third party in connection with the performance of Employee’s duties hereunder, and (iv) this Agreement constitutes the valid and binding obligation of Employee, enforceable against Employee in accordance with its terms. Employee hereby acknowledges and represents that Employee has consulted with independent legal counsel regarding Employee’s rights and obligations under this Agreement and that Employee fully understands the terms and conditions contained herein.
12.Survival. Sections 5 through 12 shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period.
13.Definitions.
    “Board” means the Board of Directors of Castellum, Inc.
    “Business” means (i) the business of providing IT, cybersecurity, and related products and services to the U.S. government as a “government contractor,” (ii) any other material business conducted by the Company at any time during the Employment Period or (iii) any business that the Company has entered into a letter of intent or agreement at any time during the Employment Period to commence or acquire.

    “Cause” shall include the following:

(a)The commission by Employee of a felony (or procedural equivalent) or any other crime involving moral turpitude or any act or omission that would constitute a breach of a fiduciary duty of an officer of a Nevada corporation, in each case, as determined in good faith by the Board;
(b)The commission of an act of intentional dishonesty, fraud, embezzlement, gross negligence, willful misconduct, or theft with respect to any member of the Company or any of their respective customers or other business relationships;
(c)Any material breach, non-performance or non-observance by Employee of any of the terms of this Agreement (other than a breach, non-performance or non-observance described in clause (d) of this definition), the governing documents of the Company or any other agreement between Employee, on the one hand, and the Company, on the other hand, in Employee’s capacity as an equity holder, independent contractor, employee or officer thereof, which failure or breach (if curable) continues for a period of at least ten (10) days following a written demand for such performance by the Board specifying in reasonable detail the action that the Board alleges to be a failure to perform or breach by Employee;
(d)Any breach of any of the provisions of Sections 6 through 10;
(e)The commission by Employee of (i) alcohol abuse that interferes with Employee’s performance of Employee’s duties hereunder or illegal drug use by Employee, (ii) any act or omission that constitutes a violation of any law, regulation or ordinance applicable to the Company or the Business or would, if proven, cause the loss of Employee’s security clearance with the United States government, or (iii) any breach of any fiduciary duties owed to any member of the Company;
(f)Employee’s (i) knowingly taking any action of material importance on behalf of the Company or any of its affiliates without appropriate authority to take such action or (ii) material misrepresentation to or willfully withholding from the Board of information that is material to any member of the Company, its businesses, or operations;
(g)The violation by Employee of any of the material written policies or procedures of any member of the Company applicable to Employee, or any other act or omission constituting gross negligence or willful or criminal misconduct with respect to Employee’s duties or obligations to any member of the Company which violation is adverse to such member and which violation or conduct (if curable) continues for a period of at least ten (10) days following written notice thereof to Employee from the Board specifying in reasonable detail the violations, actions, or omissions that the Board alleges to have occurred;
(h)Employee’s insubordination or refusal to perform specific lawful directives from the Board that are reasonably consistent with the scope and nature of Employee’s responsibilities; or
(i)The existence of any legal or contractual limitation on Employee’s ability to engage in the Business that reasonably could be expected to have a material adverse effect on Employee’s ability to attract or retain customers or perform services hereunder.
(j)“CEO” means the Chief Executive Officer of the Company.
(k)“Code” means the Internal Revenue Code of 1986, as amended.
(l)    “Company” means Castellum, Inc. and any Subsidiaries or affiliates.
(m)    “Compensation Committee" means the Compensation, Culture, and People Committee of the Company.
(n)    “Disability” means Employee’s inability to fulfill Employee’s duties under this Agreement for sixty (60) consecutive days or ninety (90) days in any one hundred eighty (180)-day period due to a mental or physical illness, as reasonably determined by the Board.
(o)    “Adjusted EBITDA” means the Company’s earnings before interest, taxes, depreciation, amortization, stock-based compensation, and derivative expenses.
“Good Reason” means a material breach of this Agreement by the Company. Employee may terminate his employment for Good Reason only by giving the Board prior written notice of termination for Good Reason within 30 days after Employee first becomes aware of the event or condition first giving rise to such Good Reason, and such notice shall become effective thirty (30) days after the date of the notice, unless the Company cures the circumstances that constitute Good Reason within thirty (30) days following the date of the notice, in which case the notice will be of no further effect.
(p)    “Person” means any individual, sole proprietorship, general partnership, limited partnership, limited liability company, joint venture, trust, unincorporated association, corporation, entity or government (whether federal, state, county, city or otherwise, including, without limitation, any instrumentality, division, agency or department thereof).
(q)    “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses or shall be or control any manager, managing director or general partner of such limited liability company, partnership, association or other business entity. Notwithstanding the foregoing, for purposes hereof, any Person which is consolidated with the Company in its financial statements prepared in accordance with U.S. generally accepted accounting principles, consistently applied, shall be deemed to be a Subsidiary of the Company and any indirect subsidiary of a Person shall be deemed to be a Subsidiary of such Person. For purposes hereof, references to a

“Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries.
14.Notices. Any notice provided for in this Agreement must be in writing and must be either (a) personally delivered, (b) delivered by a recognized overnight courier service (charges prepaid) or (c) by email, with receipt acknowledged to the recipient at the address below indicated:

If to the Company:

Castellum, Inc. Attention: Board of Directors
1934 Old Gallows Road, Suite 350 Vienna, VA 22182

If to Employee:

Jay O. Wright
See signature page hereto

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Date of service of such notice shall be (x) the date such notice is personally delivered, (y) one (1) business day after date of delivery to the overnight courier if sent by overnight courier or (z) the date such notice is delivered by email, receipt confirmed by recipient.
15.General Provisions.
(a)Severability. Except as provided in Section 11, whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be illegal, invalid or unenforceable in any respect under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom, and (iv) in lieu of such illegal, invalid, or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.
(b)Complete Agreement. This Agreement and those documents expressly referred to herein embody the complete agreement and understanding among the parties hereto and supersede and preempt any prior understandings, agreements, or representations by or among the parties, written or oral, which may have been related to the subject matter hereof in any way.
(c)Counterparts; Electronic Transmission. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Delivery of executed signature pages hereof by electronic transmission (including a facsimile, DocuSign, or .pdf file) shall constitute effective and binding execution and delivery of this Agreement.

(d)Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of each of the Company and Employee.
(e)Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday, or legal holiday in the state in which the Company’s chief executive office is located, the time period shall be automatically extended to the business day immediately following such Saturday, Sunday, or holiday.
(f)No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.
(g)Assignment. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Employee, the Company, and their respective successors and assigns; provided, however, that the rights and obligations of Employee under this Agreement shall not be assignable other than to (a) any affiliate of the Company Group or (b) any purchaser of all or substantially all of the assets of any member of the Company Group.
(h)Governing Law. This Agreement shall be construed in accordance with the internal laws, but not the law of conflicts, of the State of Maryland.
(i)Arbitration. Except as expressly provided otherwise in this Agreement, in the event of any controversy between the parties hereto arising out of, or relating to, this Agreement, including, without limitation, any controversy concerning the negotiation, validity, or enforceability of this Agreement and any dispute as to whether a particular controversy is subject to arbitration, which cannot be settled amicably by the parties hereto, such controversy or dispute shall be finally, exclusively, and conclusively settled by mandatory arbitration conducted expeditiously in accordance with the JAMS Comprehensive Arbitration Rules, by a panel of three (3) arbitrators; provided that, notwithstanding the foregoing, each of the parties hereto shall be entitled to seek a temporary restraining order and any other emergency injunctive relief, from a court of competent jurisdiction, restraining the other party from committing or continuing any violation of the provisions hereof until such time as the controversy is adjudicated in arbitration; provided further, that monetary damages for any breach of this Agreement shall be determined pursuant to this subsection. If the parties hereto are unable to agree on the selection of an arbitration panel, then the arbitration panel shall be appointed by JAMS according to its rules on arbitrator selection, which appointment shall be made within ten (10) days of JAMS’ receipt of notice from a party that the parties are unable to agree on an arbitration panel. Any party hereto may institute such arbitration proceeding by filing the required documents with the arbitration service and giving written notice to the other party hereto. A hearing shall be held by the arbitrator at JAMS’ facilities located in Washington, DC within thirty (30) days of the arbitration panel’s appointment. The decision of the arbitrators shall be final and binding upon all parties and shall be rendered pursuant to a written decision which contains a detailed recital of the arbitrators’ reasoning. Judgment upon the award rendered may be entered in any court having jurisdiction thereof pursuant to the Federal Arbitration Act, 9 U.S.C. Sec. 1, et seq.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

COMPANY: CASTELLUM, INC.

By: /s/ Glen Ives
Glen Ives Chief Executive Officer

EMPLOYEE:
/s/ Jay O. Wright Jay O. Wright Address: 9752 Avenel Farm Drive Potomac, MD 20854